SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 25, 2010

Goldspan Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146442	26-3342907
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6260 South Rainbow Blvd., Suite 110, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 340-4600

____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.02	Termination Of A Material Definitive Agreement

As discussed in our Current Report on Form 8-K filed February 16, 2010, we entered into a letter agreement (the “Agreement”) with Wingspan Foundation, a private Panama corporation, on February 12, 2010.  Under the Agreement, we had the opportunity to participate in joint venture ownership of the Kousassi-Datekro Manganese Mine in Cote d’Ivoire.  The Kousassi-Datekro Manganese Mine is currently under an option licensed to New African Business Corporation, S.A. (“NABC SA”) and covers 1,817 square kilometers.  Under the proposed joint venture, the Kousassi-Datekro Manganese Mine would have been operated by a new company to be owned as follows:

•	25% NABC SA
•	30% Wingspan Foundation
•	35% Goldspan Resources, Inc.
•	10% Government of Cote d’Ivoire

Under the Agreement, we had a forty-five (45) day period to conduct due diligence on the Kousassi-Datekro Manganese Mine.  Our due diligence commenced on March 1, 2010 and was directed by Mr. David Hedderly-Smith, Ph.D., P.G., our Vice President and a member of our Board of Directors.

In the event that our due diligence was satisfactory, we would have been required to pay a total estimated fee of $8.4 million in order to participate in the proposed joint venture.

Mr. Smith returned from Cote d’Ivoire with samples of ore which were tested in a laboratory to verify the presented manganese yields. Further, at the meeting in Cote d’Ivoire, we received a verbal 60 day extension to conduct our due diligence.

Based on the test results of the lab samples provided by Mr. Hedderly-Smith, we determined that it was not in the best interests of the company to enter into the joint venture proposed under the Agreement. Further, NABC SA was unable to provide us with additional geologic data for our internal review during the extended diligence period. Consequently, we had no choice but to terminate our interest in the joint venture opportunity.

We will not incur any contractual penalties as a result of the termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldspan Resources, Inc.

/s/ Leon M. Caldwell
Leon M. Caldwell
President, Chief Financial Officer, and Director
Date: May 27, 2010